UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall Street, First Floor

Edison, NJ 08837

(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 902-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	HEPA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On February 16, 2021, Hepion Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc., as the representative  (the “Representative”) of the underwriters listed therein (collectively, the “Underwriters”), with respect to an underwritten public offering (the “Offering”) of 44,200,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), at a public offering price of $2.00 per share, which is expected to result in net proceeds to the Company of approximately $82.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this Offering to fund our research and development activities and general corporate purposes, including working capital, operating expenses and capital expenditures.

The Shares were offered by the Company pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-229534), which was declared effective on February 19, 2019, and the base prospectus included therein, as supplemented by the preliminary prospectus supplement, dated February 16, 2021 and final prospectus supplement, dated February 16, 2021. The Offering is expected to close on or about February 18, 2021, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and their affiliated entities have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 6 months, and the Company has agreed not to sell or transfer any shares of the Common Stock for 3 months, without first obtaining the written consent of the Representative

The Underwriters and their affiliates have, from time to time, provided and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees.

The foregoing description of the Underwriting Agreement is not complete is subject to and qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the opinion of Sheppard, Mullin, Richter & Hampton LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Under the terms of the Underwriting Agreement, the Company, upon closing of the Offering, issued to the underwriters warrants (the “Representative’s Warrants”) to purchase an aggregate of 1,105,000 shares of common stock. The Representative’s Warrants are exercisable at a per share price of $2.50 (equal to 125% of the Offering price of the Company’s common stock).

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Representative’s Warrants is hereby incorporated by reference into this Item 3.02 in its entirety. The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have not been registered under the Securities Act and have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

Item 8.01.    Other Events.

On February 12, 2021, the Company issued a press release announcing the proposed Offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

On February 16, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement, dated February 16, 2021
4.1	Form of Representative’s Warrant (incorporated by reference to Annex A of Exhibit 1.1 hereto)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
99.1	Press Release, dated February 12, 2021.
99.2	Press Release, dated February 16, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 17, 2021

Hepion Pharmaceuticals, Inc.

By:	/s/ Robert Foster
Robert Foster
Chief Executive Officer